Exhibit 5.6

490 North 31st Street P.O. Box 2529 Billings, MT 59103-2529 Ph: 406.252-3441 Fx: 406.259.4159 www.crowleyfleck.com

February 19, 2020

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, ID

83815-9408

Re:	Hecla Mining Company (“Hecla”) – Registration Statement on Form S-3;
$13,800,000 Aggregate Principal Amount of 7.25% Senior Notes due 2028
Local counsel opinion (the “Opinion”), for the State of Montana.

Dear Ladies and Gentlemen:

We have acted as special Montana (“State”) counsel to Troy Mine Inc., a Montana corporation, RC Resources Inc., a Montana corporation, Revett Exploration, Inc., a Montana corporation, Revett Holdings, Inc., a Montana corporation, and Revett Silver Company, a Montana corporation (individually, each a “Corporation” and, collectively, the “Corporations”), in connection with the Registration Statement on Form S-3 of Hecla (the “Resale S-3”), filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Act”), for resale from time to time by selling noteholders, of up to $13,800,000 aggregate principal amount of Hecla’s 7.250% Senior Notes due 2028 (collectively, the “Notes”), which were initially jointly and severally guaranteed on an unsecured basis by the entities identified as “Guarantors”, including the Corporations (collectively, the “Guarantors”), under that certain Indenture dated February 19, 2020 (the “Base Indenture”), among Hecla, the Guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated February 19, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Notes were acquired in a registered public offering by the selling noteholders, some of whom may be deemed to be affiliates of Hecla. This Opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Resale S-3 or Prospectus (as defined below).

MATERIALS EXAMINED

We have examined an executed copy of each of the following documents (collectively, the “Transaction Documents”):

(a)	the Resale S-3;

(b)	the Prospectus, dated February 19, 2020, included as part of the Resale S-3 (the “Prospectus”);

(c)	the Indenture;

(d)	the notation of guarantee representing the Guarantees of the Corporations, dated February 19, 2020; and

February 19, 2020

(e)	the global certificates representing the Notes.

We have also examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following (collectively, the “Corporate Documents”):

(a)	Articles of Incorporation of RC Resources, Inc., filed with the Montana Secretary of State (the “Secretary of State”) on March 10, 2004;

(b)	By-Laws of RC Resources, Inc., dated March 15, 2004;

(c)	Unanimous Consent in Lieu of Meeting of the Board of Directors of RC Resources, Inc., dated February 13, 2020;

(d)	Certificate of Fact for RC Resources, Inc., issued by the Secretary of State on February 6, 2020;

(e)	Amended and Restated Articles of Incorporation of Revett Silver Company, filed with the Secretary of State on February 15, 2005;

(f)	Restated By-Laws of Revett Silver Company, dated October 31, 2003;

(g)	Unanimous Consent in Lieu of Meeting of the Board of Directors of Revett Silver Company, dated February 13, 2020;

(h)	Certificate of Fact for Revett Silver Company, issued by the Secretary of State on February 6, 2020;

(i)	Articles of Incorporation of Revett Exploration, Inc., filed with the Secretary of State on November 19, 2012;

(j)	By-Laws of Revett Exploration, Inc., dated December 1, 2012;

(k)	Unanimous Consent in Lieu of Meeting of the Board of Directors of Revett Exploration, Inc., dated February 13, 2020;

(l)	Certificate of Fact for Revett Exploration, Inc., issued by the Secretary of State on February 6, 2020;

(m)	Amended and Restated Articles of Incorporation of Troy Mine Inc., filed with the Secretary of State on August 4, 2015;

(n)	Amended By-Laws of Troy Mine Inc., dated July 29, 2015;

(o)	Unanimous Consent in Lieu of Meeting of the Board of Directors of Troy Mine Inc., dated February 13, 2020;

(p)	Certificate of Fact for Troy Mine Inc., issued by the Secretary of State on February 6, 2020;

(q)	Articles of Incorporation of Revett Holdings, Inc., filed with the Secretary of State on November 19, 2012;

February 19, 2020

(r)	By-Laws of Revett Holdings, Inc., dated December 1, 2012;

(s)	Unanimous Consent in Lieu of Meeting of the Board of Directors of Revett Holdings, Inc., dated February 13, 2020;

(t)	Certificate of Fact for Revett Holdings, Inc., issued by the Secretary of State on February 6, 2020; and

(u)	Certificate of Secretary of Certain of the Subsidiary Guarantors dated February 19, 2020 (the “Officer’s Certificate”).

Except for the corporate records forming part of the Officer’s Certificate, we have not reviewed the minute books of the Corporations. The Certificates of Fact identified above may be referred to collectively as the “Certificates of Fact”.

ASSUMPTIONS

With your permission, as to questions of fact material to this Opinion and without independent verification with respect to the accuracy of such factual matters, we have relied upon the Transaction Documents and the Corporate Documents. We have made no independent investigation of any statements, warranties and representations made by any party to the Transaction Documents or the Corporate Documents.

For purposes of this Opinion, we have assumed, without independent investigation, the following:

1.	Authenticity. We have assumed:

(a)	the legal capacity of all individuals signing the Transaction Documents and Corporate Documents,

(b)	the genuineness of all signatures,

(c)	the authenticity and completeness of all documents submitted to us as originals,

(d)	the conformity to authentic original documents of all documents submitted to us as copies, and

(e)	the continuing accuracy of the Certificates of Fact as of the date of this opinion, as if issued on that date.

2.	Public Records. We have assumed the completeness, accuracy, and currency of:

(a)	the indices and filing systems maintained at the Secretary of State,

(b)	all documents supplied or otherwise conveyed to us by public officials, and

(c)	all facts set out in those documents and in official public records.

3.	Enforceability. We have assumed:

(a)	the due authorization, execution, and delivery of the Transaction Documents by all parties thereto, other than the Corporations;

February 19, 2020

(b)	the due execution and delivery of the Transaction Documents by the Corporations to the extent such matters are not governed by the laws of the State; and

(c)	that each of the Transaction Documents constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms.

4.	Securities Law Matters. We have assumed that:

(a)

no order, ruling, or decision of any court or regulatory or administrative body is in effect at any material time that restricts any trades in securities of Hecla or that affects any person or company (including Hecla or any of its affiliates) that engages in such trade; and

(b)	the Resale S-3 is effective under the Act and such effectiveness has not been terminated or rescinded.

RELIANCE

1.	Status. In expressing the first opinion hereinbelow, we have relied and our opinion is based solely upon the Certificates of Fact and the Officer’s Certificate.

2.	Matters Of Fact In The Officer’s Certificate. We have relied solely upon the Officer’s Certificate as to the matters of fact set out in that certificate, without independently verifying those facts.

LAWS ADDRESSED

The opinions we express are limited to the laws of the State. The opinions given herein are given as of the date of this Opinion and solely with respect to the laws of the State in effect as of the date of this Opinion. We do not undertake to advise you of matters that may come to our attention subsequent to the date hereof and that may affect the opinions expressed herein, including, without limitation, future changes in the laws of the State. We have not made a review of, and express no opinion concerning State or federal: (1) securities laws (including anti-fraud); (2) antitrust, trade, or unfair competition laws; (3) the statutes, ordinances, administrative decisions, or rules and regulations of counties, towns, municipalities, and other similar political subdivisions; (4) environmental laws; (5) land use, building codes, or subdivision laws; (6) tax laws; (7) racketeering laws; (8) health care or safety laws; (9) laws concerning public utilities; (10) labor or employment laws; (11) laws or policies concerning (a) national or local emergencies, (b) possible judicial deference to acts of sovereigns including judicial acts, or (c) criminal or civil forfeiture laws; (12) banking or insurance laws; (13) export, import, or customs laws; (14) anti-terrorism orders, as the same may be renewed, extended, amended or replaced; and (15) investment company laws and regulations.

OPINIONS

Based upon and subject to the foregoing and subject to the qualifications expressed below, we are of the opinion that:

February 19, 2020

1.	Status. Each Corporation has been incorporated and is validly existing as a corporation in good standing under the laws of the State.

2.

Power And Capacity. Each Corporation has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Transaction Documents, and to enter into and perform its obligations under the Transaction Documents to which it is a party.

3.

Authorization. Each Corporation has taken all necessary corporate action to authorize its execution and delivery of, and the performance of its obligations under, the Transaction Documents to which it is a party.

4.	Execution. Each Corporation has, to the extent that execution is governed by the laws of the State, duly executed the Transaction Documents to which it is a party.

5.

No breach. The execution, delivery, and performance by each Corporation of its obligations under each Transaction Document to which it is a party do not and will not breach or result in a default under:

(a)	such Corporation’s articles or by-laws, or

(b)	any law, statute, rule, or regulation of the State to which it is subject.

6.

No State regulatory approval required – Corporation. No authorization, consent, permit, or approval of, other action by, filing with, or notice to, any State governmental agency or authority, regulatory body, court, or other similar State entity having competent jurisdiction over the Corporations is required in connection with the execution, delivery and performance by the Corporations of the Transaction Documents to the extent a party thereto, and the consummation of the transactions contemplated thereby.

LIMITATIONS, QUALIFICATIONS AND EXCLUSIONS

The foregoing opinions are subject to the following limitations, qualifications and exclusions:

1.

General Limitations. No opinion is implied or is to be inferred beyond the matters expressly stated herein. This Opinion is an opinion of certain legal conclusions as specifically set forth herein, and does not and shall not be deemed to be a representation or opinion as to any factual matters.

2.

Bankruptcy, Etc. Our opinions are subject to and limited by: (i) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights; (ii) fraudulent transfer and fraudulent conveyance laws; (iii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

3.

Documents Not Examined. The Transaction Documents reference documents and instruments not examined by us in connection with this Opinion. The opinions expressed herein are subject to the matters that would be revealed by examination of such other documents and instruments.

February 19, 2020

USE OF OPINION

This Opinion is solely for benefit of Hecla and its counsel, Sheppard, Mullin, Richter & Hampton LLP, in connection with the Resale S-3 (the “Opinion Recipients”), and may be relied upon by the Opinion Recipients and by persons entitled to rely upon it pursuant to applicable provisions of the Act. We consent to the filing of this opinion as an exhibit to the Resale S-3. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Crowley Fleck PLLP